Exhibit 99.1

Quest Diagnostics Elects Denise Morrison to Board of Directors

SECAUCUS, N.J., February 19, 2019 /PRNewswire/ -- Quest Diagnostics (NYSE:DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors has elected Denise M. Morrison to serve as a director, effective February 18, 2019. Including Ms. Morrison, the company’s Board has 11 members.

Ms. Morrison served as President and Chief Executive Officer of Campbell Soup Company from 2011 to 2018.

“In addition to her broad management experiences, Denise has a deep understanding of the consumer market and will bring a helpful new perspective as Quest pursues its strategy to be the most consumer-oriented diagnostic information services provider,” said Steve Rusckowski, Chairman, CEO and President. “We are pleased to welcome her to our Board.”

Daniel C. Stanzione, Ph.D., Lead Independent Director, added: “Denise brings expertise in strategic planning, operations and marketing that will be beneficial to our company. We are fortunate that she has joined our Board.”

Ms. Morrison is a director of Visa, Inc. and MetLife, Inc., and served as a director of Campbell Soup Company from 2010 to 2018 and a director of The Goodyear Tire & Rubber Company from 2005 to 2010. She is a member of the Board of Trustees for Boston College. Ms. Morrison served on President Trump’s Manufacturing Jobs Initiative as well as President Obama’s Export Council.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com